Exhibit 99.5

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 to which this consent is an exhibit as filed by First Foundation, Inc. (the “Registrant”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Registrant upon consummation of the Merger (as such term is defined in the Agreement and Plan of Reorganization and Merger, dated as of June 2, 2011, by and between the Registrant and TGR Financial, Inc., and to the filing of this consent as an exhibit to the Registration Statement.

Date:	July 21, 2021

By:	/s/ Gary L. Tice
Name: Gary L. Tice